Exhibit (h)(1)(y)

Execution Version

AMENDMENT NO. 20

TO

TRANSFER AGENCY SERVICES AGREEMENT

This Amendment No. 20 to Transfer Agency Services Agreement, dated June 30, 2015 (“Amendment No. 20”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”), Pacific Life Insurance Company (“Pacific Life”) and Pacific Funds Series Trust, formerly Pacific Life Funds (“Trust”).

Background

A.	BNYM (either under its current name or under one of its former names, PFPC Inc. or PNC Global Investment Servicing (U.S.) Inc.), Pacific Life and the Trust previously entered into a Transfer Agency Services Agreement dated as of August 1, 2001 and various amendments thereto (the Transfer Agency Services Agreement together with such amendments are referred to herein as the “Amended Agreement”).

B.	The parties agree to amend the Amended Agreement as set forth in this Amendment No. 20.

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:

1.        Modifications to Amended Agreement.  The Amended Agreement is amended as follows:

(a)      A new Section 15(v) which reads in its entirety as follows is added:

(v)	Electronic Record Retention Section (“ERR Section”).

(1)        For purposes of this ERR Section, each capitalized term below in quotation marks shall have the meaning ascribed to it:

(i)	“90-Day Date” means, with respect to a particular Scanned Document, the date that follows by 90 days the date that such Scanned Document was scanned into the BNYM System.

(ii)	“90-Day Record” means a Scanned Document that has been held for 90 days or more pursuant to clauses (i) and (ii) of subsection (2) of this ERR Section.

(iii)	“BNYM System” means the computer system utilized by BNYM to perform or assist in the performance of the services provided for in the Agreement in whole or in part and all component systems, interfaces, subsystems, applications, and other software programs of whatsoever nature connected to such system, and any successor to such interconnected system.

(iv)	“Destruction Instructions” means instructions provided by the Trust: (i) in form and content reasonably satisfactory to BNYM, directing BNYM, automatically and

Execution Version

without further instructions of any nature from the Trust, to instruct the Storage Contractor (as defined in subsection (b) below) to destroy Scanned Documents once they become 90-Day Records; and (ii) either (A) in a written instrument signed by an Authorized Person and delivered to BNYM, or (B) delivered in an email from an Authorized Person to an employee of BNYM specifically designated to receive Destruction Instructions from the Trust.

(v)	“Document” means the original physical copy of a document, paper, correspondence, instrument or other item or material of whatsoever nature received by BNYM in connection with the services provided by BNYM pursuant to this Agreement by mail through the US Postal Service or by delivery to or through United Parcel Service, Federal Express or other national courier company agreed to by BNYM and the Trust.

(vi)	“ERR Effective Date” means the date the terms of this ERR Section become applicable to the Trust.

(vii)	“Imaged Record” means the electronic image in the BNYM System of an Original Document after it has been scanned into the BNYM System.

(viii)	“Nonrequired Records” means records that are not Required Records but which are retained by BNYM by virtue of standard operating procedures of BNYM or procedures mutually agreed to by BNYM and the Trust.

(ix)	“Original Document” means a Document that constitutes a Record.

(x)	“Records” means, collectively, Nonrequired Records and Required Records.

(xi)	“Regulations” means, collectively, (i) the provisions of SEC Rule 17A-6 governing the requirements of an electronic record retention system applicable to records required to be retained by a SEC-registered transfer agent, (ii) the provisions of Section 31(a) of 1940 Act and the rules and regulations thereunder governing the requirements of an electronic record retention system applicable to records required to be retained pursuant to Section 31(a) of the 1940 Act, and (iii) successor provisions to any of the foregoing.

(xii)	“Required Records” means records relating to the services performed by BNYM for the Trust pursuant to the Agreement required to be retained under the 1940 Act in physical form, or, in lieu of such physical form, in an electronic format meeting SEC requirements, which BNYM has agreed to keep in accordance with Section 31(a) of the 1940 Act and the rules thereunder.

(xiii)	“Scan”, “scanned” and “scanning” means copying a document in a manner that captures and preserves in an electronic medium all essential features of the print and picture images on the document and the indexing, routing history, and comment data that becomes associated with the document during transaction processing by BNYM.

(xiv)	“Scanned Document” means an Original Document that has been scanned into the BNYM System and with respect to which an Imaged Record has been created.

Execution Version

(2)        An Original Document scanned by BNYM into BNYM System shall, following such scanning, (i) be retained in its original physical form by BNYM at facilities owned, leased or rented by BNYM which are within a reasonable proximity of the facilities at which the scanning occurred for a period of ten (10) days or such longer period as BNYM in its reasonable discretion shall determine appropriate (“On-Site Period”), and (ii) upon termination of the On-Site Period, shall cause the Original Document to be picked up by a third party records storage service selected by BNYM in its reasonable discretion (“Storage Contractor”) and stored at facilities of the Storage Contractor, subject to the further terms of this ERR Section. BNYM shall implement commercially reasonable measures reasonably designed to cause each Imaged Record to be a legible, true and complete copy of its corresponding Scanned Document.

(3)        Subsection (2) of this ERR Section shall not apply to Documents that are returned to sender or otherwise dispatched, processed, delivered or handled in a manner other than that provided for in subsection (b) of this ERR Section due to a reasonable implementation of anti-money laundering or other regulatory, compliance or legal practices or procedures of BNYM, standard operating procedures of BNYM or any applicable procedures mutually agreed to by BNYM and the Trust (collectively, the “Applicable Procedures”). The Applicable Procedures shall apply to such Documents. In addition, this ERR Section shall not apply to electronic or imaged records, whether or not such records constitute Records, created other than by the scanning of an Original Document into the BNYM System; Applicable Procedures shall apply to such electronic or imaged records as well.

(4)        BNYM shall maintain an electronic record retention facility (“Electronic Storage Facility”) for the Imaged Records within the BNYM System that is commercially reasonably designed to comply with the Regulations.

(5)        (A)        Following the end of each calendar month, BNYM will promptly request that the Storage Contractor provide BNYM with a list of all Scanned Documents that became 90-Day Records during the month just ended. Upon receipt of the list, BNYM will conduct such reconciliation, verification and investigation of items on the list as may be reasonable and the Trust agrees to provide such assistance and information during such activities as BNYM may reasonably request. BNYM will use commercially reasonable efforts to conclude all such reconciliation, verification and investigation activities within 30 days of the end of the relevant month, provided it receives all reasonably requested assistance and information from the Trust on a timely basis, and on the date that all reconciliation, verification and investigation activities are concluded with respect to a particular month:

(i)	if there are Destruction Instructions in effect for the Trust, BNYM will instruct the Storage Contractor to destroy all 90-Day Records not previously destroyed by the Storage Contractor; and

(ii)

if there are no Destruction Instructions in effect for the Trust, BNYM will provide the Trust with a listing of the 90-Day Records that have not previously been destroyed and upon receiving instructions from the Trust directing it to destroy some or all of such 90-Day Records promptly instruct the Storage Contractor to destroy the specified 90-Day Records.

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        (B)        BNYM will obtain from the Storage Contractor, and provide to the Trust, a certification of destruction applicable to 90-Day Records that have been destroyed.

        (3)        The Trust acknowledges that: (i) BNYM’s contract with the company that BNYM intends to utilize as the Storage Contractor permits the Storage Contractor up to 60 days from the receipt of a destruction request from BNYM to perform the requested destruction, (ii) in the event BNYM contracts with a different company to be the Storage Contractor it will seek to include the same 60 day requirement in the contract with that new Storage Contractor but makes no representations or warranties with respect to the destruction period that it will be able to negotiate with a new Storage Contractor. BNYM will use commercially reasonable efforts to require the Storage Contractor to destroy records within the period provided for in such agreements.

(6)        All fees and charges and out-of-pocket expenses of the Storage Contractor incurred in connection with the services described in this ERR Section for the Trust shall be borne by the Trust, including without limitation transport charges, storage charges, destruction charges and certification charges, and shall be paid to BNYM by the Trust upon being invoiced for same by BNYM in a manner consistent with its payment of all other amounts invoiced by BNYM. The Trust acknowledges, if for any reason, including in connection with a termination of this Agreement or a deconversion of records to another service provider, that the Trust requests that some or all of the Imaged Records be converted, transferred, copied, downloaded, printed or otherwise moved or duplicated electronically, onto paper or into any other medium in any manner, the Trust shall be responsible for the payment of all commercially reasonable BNYM fees and charges, and reimbursement of all commercially reasonable out-of-pocket expenses, invoiced by BNYM in connection with such activities.

(7)        The terms of this ERR Section shall apply only to Original Documents scanned into the BNYM System on and after the ERR Effective Date and the Imaged Records resulting therefrom. For clarification: provisions of the Agreement applicable to Original Documents and record retention prior to the ERR Effective Date shall continue to apply to Original Documents scanned into the BNYM System prior to the ERR Effective Date and the electronic records resulting therefrom.

(b)        Exhibit F shall be deleted and replaced in its entirety with the Exhibit F attached to Amendment No. 20 to Transfer Agency Services Agreement, dated June 30, 2015.

2.        Remainder of Amended Agreement.  Except as explicitly amended by this Amendment No. 20, the terms and provisions of the Amended Agreement are hereby ratified, declared and remain in full force and effect.

3.        Governing Law.  The governing law of the Amended Agreement shall be the governing law of this Amendment No. 20.

4.        Entire Agreement.  This Amendment No. 20 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

Execution Version

5.        Facsimile Signatures; Counterparts.  This Amendment No. 20 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 20 or of executed signature pages to this Amendment No. 20 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 20.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 20 to be executed by their duly authorized officers as of the day and year first written above.

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Anthony Ong

Name: Anthony Ong

Title: Vice President

Pacific Life Insurance Company

By: /s/ Howard T. Hirakawa	By: /s/ Jane M. Guon

Name: Howard T. Hirakawa	Name: Jane M. Guon

Title: SVP, Fund Advisor Operations	Title: Secretary

Pacific Funds Series Trust

On behalf of Pacific Funds Series Trust, and each separate portfolio, series, class, tier or other subdivision of Pacific Funds listed on the current Exhibit A to the Agreement.

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee

Name: Howard T. Hirakawa	Name: Laurene E. MacElwee

Title: Senior Vice President	Title: VP & Assistant Secretary

Execution Version

EXHIBIT F

Name	Date
Transfer Agency Services Amendment – Exhibit A	12/31/2001
Anti-Money Laundering and Privacy Amendment	7/24/2002
Amendment Number 1 To The Transfer Agency Services Agreement	7/31/2002
Transfer Agency Services Amendment – Exhibit A	12/31/2002
Amendment To The Transfer Agency Services Agreement	1/1/2003
Amendment To The Transfer Agency Services Agreement	10/1/2003
Customer Identification Services Agreement	10/1/2003
Amendment To Transfer Agency Services Agreement	1/1/2007
Transfer Agency Services Amendment – Exhibit A	7/1/2007
Revised Exhibit A to the Transfer Agency Services Agreement	7/1/2008
Red Flag Services Amendment	5/1/2009
Amendment No. 12 to Transfer Agency Services Agreement	12/31/2009
Amendment No. 13 to Transfer Agency Services Agreement	12/6/2010
Exhibit A	12/30/2010
Amended and Restated Exhibit A to the Transfer Agency Services Agreement	6/30/2011
Amended and Restated Exhibit A to the Transfer Agency Services Agreement	7/1/2012
Amendment No. 14 to the Transfer Agency Services Agreement	12/7/2012
Amendment No. 15 to the Transfer Agency Services Agreement	04/01/2013
Amendment No. 16 to the Transfer Agency Services Agreement	7/31/2013
Amendment No. 17 to the Transfer Agency Services Agreement	12/31/2013
Amendment No. 18 to the Transfer Agency Services Agreement	12/31/2014
Amendment No. 19 to the Transfer Agency Services Agreement	4/27/2015
Amendment No. 20 to the Transfer Agency Services Agreement	6/30/2015